Exhibit 99.1

Goldman Sachs BDC Appoints Chi and Miller as Co-CEOs and Co-Presidents;

Brendan McGovern to Retire in March

NEW YORK, December 20, 2021 – Goldman Sachs BDC, Inc. (NYSE: GSBD) today announced that Alex Chi and David Miller, co-heads of Goldman Sachs Asset Management Private Credit in the Americas, will become co-CEOs and co-Presidents of Goldman Sachs BDC, Inc., effective March 2022. After a 15-year career at Goldman Sachs, Brendan McGovern will retire from the firm in March. He will remain CEO and President of Goldman Sachs BDC, Inc. until then in order to ensure a smooth transition.

“Alex and David are proven leaders who together represent over 40 years of experience at Goldman Sachs,” said Julian Salisbury, Global Head of Goldman Sachs Asset Management. “We believe that Goldman Sachs BDC shareholders will benefit from their considerable expertise and experience in private credit investing. We look forward to their contributions as we continue to execute on our strategy to leverage the firm’s credit investing platform to deliver income and capital appreciation for our Goldman Sachs BDC shareholders.”

“On behalf of the firm, I’d like to offer my thanks to Brendan for his many contributions to Goldman Sachs BDC,” said Mr. Salisbury. “Its track record of creating attractive risk-adjusted returns for shareholders is a testament to his efforts. We appreciate his leadership and wish him and his family well.”

Alex and David are co-heads of Goldman Sachs Asset Management Private Credit in the Americas. In these roles, Alex focuses primarily on middle market and larger capitalization corporate credit investing and David focuses primarily on middle market corporate credit investing.

Before assuming his current role, Alex spent 25 years in Goldman Sach’s Investment Banking Division. He worked in the Financial and Strategic Investors Group for 13 years, managing the firm’s relationships with private equity and related portfolio company clients. Prior to that, Alex worked in Leveraged Finance, where he spent six years structuring and executing leveraged loan and high yield debt financings for corporate and private equity clients across industries. He also spent three years in Asia focused on mergers and acquisitions and corporate finance transactions. Alex was named managing director in 2006 and partner in 2012.

David has spent his nearly 30-year career as an investor in middle market companies and has originated billions of dollars in commitments across all industries to companies in various stages of the lifecycle. He co-founded in 2004 Goldman Sachs’s middle market origination effort investing primarily firm capital and has led that business since 2013. Prior to joining the firm, David was senior vice president of originations for GE Capital, where he was responsible for structuring and originating loans in the media and telecommunications sectors. Previously, David was a director at SunTrust Bank, responsible for originating and managing a portfolio of middle market loans. David was named managing director in 2012 and partner in 2014.

Brendan has served as Chief Executive Officer and President of Goldman Sachs BDC, Inc. since its formation in 2013. Brendan joined Goldman Sachs as a managing director in 2006 and was named partner in 2016.

About Goldman Sachs BDC, Inc.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien debt, unitranche loans, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit http://www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

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Media Contact:

Patrick Scanlan

Tel: +1 212 902 5400

Investor Contact:

gsbdc-investorrelations@gs.com